SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                               (Amendment No. 2) 1


                                Therma-Wave, Inc.
                                -----------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    88343A108
                                    ---------
                                 (CUSIP Number)

                                November 8, 2004
                                ----------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|  Rule 13d-1(b)

                  |X|  Rule 13d-1(c)

                  |_|  Rule 13d-1(d)


                                                         (Page 1 of 22 Pages)

-----------------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


------------------------------- ---------------------------------------------- ---------------------------------------------
CUSIP NO. 88343A108                                  13G                       Page      2       of        22     Pages
          ---------                                                                 -----------      ------------
------------------------------- ---------------------------------------------- ---------------------------------------------

------------ ---------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Raj Rajaratnam
------------ ---------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
------------ ---------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


------------ ---------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------- ----------- --------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------- --------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         3,840,442
            PERSON              ----------- --------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ----------- --------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            3,840,442
------------ ---------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,840,442
------------ ---------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

------------ ---------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             10.67%
------------ ---------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ ---------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------- ---------------------------------------------- ---------------------------------------------
CUSIP NO. 88343A108                                  13G                       Page      3       of      22       Pages
          ---------                                                                 -----------      ------------
------------------------------- ---------------------------------------------- ---------------------------------------------

------------ ---------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.L.C.
------------ ---------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
------------ ---------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


------------ ---------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------- ----------- --------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------- --------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         3,840,442
            PERSON              ----------- --------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ----------- --------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            3,840,442
------------ ---------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,840,442
------------ ---------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

------------ ---------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             10.67%
------------ ---------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             OO
------------ ---------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------- ---------------------------------------------- ---------------------------------------------
CUSIP NO. 88343A108                                  13G                       Page      4       of      22       Pages
          ---------                                                                 -----------      ------------
------------------------------- ---------------------------------------------- ---------------------------------------------

------------ ---------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.P.
------------ ---------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
------------ ---------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


------------ ---------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------- ----------- --------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------- --------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         3,840,442
            PERSON              ----------- --------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ----------- --------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            3,840,442
------------ ---------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,840,442
------------ ---------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

------------ ---------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             10.67%
------------ ---------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
------------ ---------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------- ---------------------------------------------- ---------------------------------------------
CUSIP NO. 88343A108                                  13G                       Page      5       of       22      Pages
          ---------                                                                 -----------      ------------
------------------------------- ---------------------------------------------- ---------------------------------------------

------------ ---------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Advisors, L.L.C.
------------ ---------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
------------ ---------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


------------ ---------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------- ----------- --------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------- --------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         770,575
            PERSON              ----------- --------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ----------- --------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            770,575
------------ ---------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             770,575
------------ ---------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

------------ ---------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.14%
------------ ---------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             OO
------------ ---------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------- ---------------------------------------------- ---------------------------------------------
CUSIP NO. 88343A108                                  13G                       Page      6       of      22       Pages
          ---------                                                                 -----------      ------------
------------------------------- ---------------------------------------------- ---------------------------------------------

------------ ---------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captains Partners, L.P.
------------ ---------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
------------ ---------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


------------ ---------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------- ----------- --------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------- --------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         143,000
            PERSON              ----------- --------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ----------- --------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            143,000
------------ ---------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             143,000
------------ ---------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

------------ ---------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.4%
------------ ---------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
------------ ---------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------- ---------------------------------------------- ---------------------------------------------
CUSIP NO. 88343A108                                  13G                       Page      7       of        22     Pages
          ---------                                                                 -----------      ------------
------------------------------- ---------------------------------------------- ---------------------------------------------

------------ ---------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captains Offshore, Ltd.
------------ ---------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
------------ ---------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


------------ ---------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
------------------------------- ----------- --------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------- --------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         607,000
            PERSON              ----------- --------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ----------- --------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            607,000
------------ ---------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             607,000
------------ ---------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

------------ ---------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.7%
------------ ---------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
------------ ---------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!


------------------------------- ---------------------------------------------- ---------------------------------------------
CUSIP NO. 88343A108                                  13G                       Page      8       of       22      Pages
          ---------                                                                 -----------      ------------
------------------------------- ---------------------------------------------- ---------------------------------------------

------------ ---------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Technology Partners, L.P.
------------ ---------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
------------ ---------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


------------ ---------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------- ----------- --------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------- --------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         557,950
            PERSON              ----------- --------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ----------- --------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            557,950
------------ ---------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             557,950
------------ ---------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

------------ ---------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.54%
------------ ---------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
------------ ---------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------- ---------------------------------------------- ---------------------------------------------
CUSIP NO. 88343A108                                  13G                       Page      9       of      22       Pages
          ---------                                                                 -----------      ------------
------------------------------- ---------------------------------------------- ---------------------------------------------

------------ ---------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Technology Offshore, Ltd.
------------ ---------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
------------ ---------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


------------ ---------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
------------------------------- ----------- --------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------- --------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         2,061,841
            PERSON              ----------- --------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ----------- --------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            2,061,841
------------ ---------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,061,841
------------ ---------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

------------ ---------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.7%
------------ ---------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
------------ ---------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------- ---------------------------------------------- ---------------------------------------------
CUSIP NO. 88343A108                                  13G                       Page      10       of      22       Pages
          ---------                                                                 ------------      ------------
------------------------------- ---------------------------------------------- ---------------------------------------------

------------ ---------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Explorers Partners, L.P.
------------ ---------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
------------ ---------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


------------ ---------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------- ----------- --------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------- --------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         43,600
            PERSON              ----------- --------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ----------- --------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            43,600
------------ ---------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             43,600
------------ ---------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

------------ ---------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.12%
------------ ---------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
------------ ---------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------- ---------------------------------------------- ---------------------------------------------
CUSIP NO. 88343A108                                  13G                       Page      11       of       22      Pages
          ---------                                                                 ------------      ------------
------------------------------- ---------------------------------------------- ---------------------------------------------

------------ ---------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Explorers Offshore, Ltd.
------------ ---------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
------------ ---------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


------------ ---------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
------------------------------- ----------- --------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------- --------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         241,791
            PERSON              ----------- --------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ----------- --------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            241,791
------------ ---------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             241,791
------------ ---------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

------------ ---------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.7%
------------ ---------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
------------ ---------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------- ---------------------------------------------- ---------------------------------------------
CUSIP NO. 88343A108                                  13G                       Page      12       of       22      Pages
          ---------                                                                 ------------      ------------
------------------------------- ---------------------------------------------- ---------------------------------------------

------------ ---------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Communication Partners, L.P.
------------ ---------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
------------ ---------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


------------ ---------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------- ----------- --------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------- --------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         26,025
            PERSON              ----------- --------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ----------- --------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            26,025
------------ ---------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             26,025
------------ ---------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

------------ ---------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.07%
------------ ---------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
------------ ---------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------- ---------------------------------------------- ---------------------------------------------
CUSIP NO. 88343A108                                  13G                       Page      13       of       22      Pages
          ---------                                                                 ------------      ------------
------------------------------- ---------------------------------------------- ---------------------------------------------

------------ ---------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Communication Offshore, Ltd.
------------ ---------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
------------ ---------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


------------ ---------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             British Virgin Islands
------------------------------- ----------- --------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------- --------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         143,975
            PERSON              ----------- --------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ----------- --------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            143,975
------------ ---------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             143,975
------------ ---------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

------------ ---------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.4%
------------ ---------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
------------ ---------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------- ---------------------------------------------- ---------------------------------------------
CUSIP NO. 88343A108                                  13G                       Page      14       of      22       Pages
          ---------                                                                 ------------      ------------
------------------------------- ---------------------------------------------- ---------------------------------------------

------------ ---------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Buccaneer's Offshore, Ltd.
------------ ---------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                  (a)  |_|
                                                                                                                  (b)  |X|
------------ ---------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY


------------ ---------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
------------------------------- ----------- --------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY           ----------- --------------------------------------------------------------------------------
           OWNED BY                 6       SHARED VOTING POWER
             EACH
          REPORTING                         15,260
            PERSON              ----------- --------------------------------------------------------------------------------
             WITH                   7       SOLE DISPOSITIVE POWER

                                            0
                                ----------- --------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            15,260
------------ ---------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             15,260
------------ ---------------------------------------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    |_|

------------ ---------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.04%
------------ ---------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
------------ ---------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------------- ---------------------------------------------- ---------------------------------------------
CUSIP NO. 88343A108                                  13G                       Page      15       of       22      Pages
          ---------                                                                 ------------      ------------
------------------------------- ---------------------------------------------- ---------------------------------------------

                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)

ITEM 1(A).  NAME OF ISSUER:

                  Therma-Wave, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1250 Reliance Way
                  Fremont, CA 94539

ITEM 2(A).  NAME OF PERSON FILING:

                  Raj Rajaratnam
                  Galleon Management, L.L.C.
                  Galleon Management, L.P.
                  Galleon Advisors, L.L.C.
                  Galleon Captains Partners, L.P.
                  Galleon Captains Offshore, Ltd.
                  Galleon Technology Partners, L.P.
                  Galleon Technology Offshore, Ltd.
                  Galleon Explorers Partners, L.P.
                  Galleon Explorers Offshore, Ltd.
                  Galleon Communication Partners, L.P.
                  Galleon Communication Offshore, Ltd.
                  Galleon Buccaneer's Offshore, Ltd.

                  Each of the foregoing, a "Reporting Person."

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  For Galleon Management, L.P.:
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

                  For each Reporting Person other than Galleon Management, L.P.:
                  c/o Galleon Management, L.P.
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

ITEM 2(C).  CITIZENSHIP:

                  For Raj Rajaratnam:  United States
                  For Galleon Captains Offshore, Ltd.: Bermuda
                  For Galleon Technology Offshore, Ltd.: Bermuda

------------------------------- ---------------------------------------------- ---------------------------------------------
CUSIP NO. 88343A108                                  13G                       Page      16       of       22      Pages
          ---------                                                                 ------------      ------------
------------------------------- ---------------------------------------------- ---------------------------------------------
                  For Galleon Communication Offshore, Ltd.: British Virgin Islands
                  For Galleon Buccaneer's Offshore, Ltd.: Cayman Islands
                  For Galleon Explorers Offshore, Ltd.: Cayman Islands
                  For each Reporting Person other than Raj Rajaratnam, Galleon Captains
                  Offshore, Ltd., Galleon Technology Offshore, Ltd.,  Galleon Communication Offshore, Ltd.,
                  Galleon Buccaneer's Offshore, Ltd., and Galleon Explorers Offshore, Ltd.:  Delaware

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.01

ITEM 2(E).  CUSIP NUMBER:

                  88343A108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2 (B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.
ITEM 4.  OWNERSHIP.

         For Raj Rajaratnam, Galleon Management, L.P., and Galleon Management, L.L.C.:

         (a) Amount Beneficially Owned:

                           3,840,442 shares of Common Stock

         (b) Percent of Class:

                           10.67% (Based upon 36,002,246 shares of Common Stock outstanding)

         (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote: 0

                           (ii) Shared power to vote or to direct the vote: 3,840,442

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 3,840,442

         For Galleon Advisors, L.L.C.:

         (a) Amount Beneficially Owned:

                           770,575 shares of Common Stock

         (b) Percent of Class:

                           2.14% (Based upon 36,002,246 shares of Common Stock outstanding)

------------------------------- ---------------------------------------------- ---------------------------------------------
CUSIP NO. 88343A108                                  13G                       Page      17       of       22      Pages
          ---------                                                                 ------------      ------------
------------------------------- ---------------------------------------------- ---------------------------------------------

         (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote: 0

                           (ii) Shared power to vote or to direct the vote: 770,575

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 770,575

         For Galleon Captains Partners, L.P.:

         (a) Amount Beneficially Owned:

                           143,000 shares of Common Stock

         (b) Percent of Class:

                           0.4% (Based upon 36,002,246 shares of Common Stock outstanding)

         (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote: 0

                           (ii) Shared power to vote or to direct the vote: 143,000

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 143,000

         For Galleon Captains Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                           607,000 shares of Common Stock

         (b) Percent of Class:

                           1.7% (Based upon 36,002,246 shares of Common Stock outstanding)

         (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote: 0

                           (ii) Shared power to vote or to direct the vote: 607,000

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 607,000

         For Galleon Technology Partners, L.P.:

         (a) Amount Beneficially Owned:

                           557,950 shares of Common Stock

         (b) Percent of Class:

                           1.54% (Based upon 36,002,246 shares of Common Stock outstanding)

------------------------------- ---------------------------------------------- ---------------------------------------------
CUSIP NO. 88343A108                                  13G                       Page      18       of       22      Pages
          ---------                                                                 ------------      ------------
------------------------------- ---------------------------------------------- ---------------------------------------------

         (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote: 0

                           (ii) Shared power to vote or to direct the vote: 557,950

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 557,950

         For Galleon Technology Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                           2,061,841 shares of Common Stock

         (b) Percent of Class:

                           5.7% (Based upon 36,002,246 shares of Common Stock outstanding)

         (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote: 0

                           (ii) Shared power to vote or to direct the vote: 2,061,841

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 2,061,841

         For Galleon Explorers Partners, L.P.:

         (a) Amount Beneficially Owned:

                           43,600 shares of Common Stock

         (b) Percent of Class:

                           0.12% (Based upon 36,002,246 shares of Common Stock outstanding)

         (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote: 0

                           (ii) Shared power to vote or to direct the vote: 43,600

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 43,600

------------------------------- ---------------------------------------------- ---------------------------------------------
CUSIP NO. 88343A108                                  13G                       Page      19       of       22      Pages
          ---------                                                                 ------------      ------------
------------------------------- ---------------------------------------------- ---------------------------------------------

         For Galleon Explorers Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                           241,791 shares of Common Stock

         (b) Percent of Class:

                           0.7% (Based upon 36,002,246 shares of Common Stock outstanding)

         (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote: 0

                           (ii) Shared power to vote or to direct the vote: 241,791

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 241,791



         For Galleon Communication Partners, L.P.:

         (a) Amount Beneficially Owned:

                           26,025 shares of Common Stock

         (b) Percent of Class:

                           0.07% (Based upon 36,002,246 shares of Common Stock outstanding)

         (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote: 0

                           (ii) Shared power to vote or to direct the vote: 26,025

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of:  26,025

         For Galleon Communication Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                           143,975 shares of Common Stock

         (b) Percent of Class:

                           0.4% (Based upon 36,002,246 shares of Common Stock outstanding)

         (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote: 0

                           (ii) Shared power to vote or to direct the vote: 143,975

                           (iii) Sole power to dispose or to direct the disposition of: 0


------------------------------- ---------------------------------------------- ---------------------------------------------
CUSIP NO. 88343A108                                  13G                       Page      20       of       22      Pages
          ---------                                                                 ------------      ------------
------------------------------- ---------------------------------------------- ---------------------------------------------
                           (iv) Shared power to dispose or to direct the disposition of: 143,975

         For Galleon Buccaneer's Offshore, Ltd.:

         (a) Amount Beneficially Owned:

                           15,260 shares of Common Stock

         (b) Percent of Class:

                           0.04% (Based upon 36,002,246 shares of Common Stock outstanding)

         (c) Number of shares as to which such person has:

                           (i) Sole power to vote or to direct the vote: 0

                           (ii) Shared power to vote or to direct the vote: 15,260

                           (iii) Sole power to dispose or to direct the disposition of: 0

                           (iv) Shared power to dispose or to direct the disposition of: 15,260


Pursuant to the partnership agreement of Galleon Captains Partners, L.P., Galleon Technology Partners, L.P., Galleon Explorers Partners, L.P., and Galleon
Communication Partners, L.P., Galleon Management, L.P. and Galleon Advisors,
L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P., Galleon Technology Partners, L.P., Galleon
Explorers Partners, L.P., and Galleon Communication Partners, L.P., and pursuant to an investment management agreement, Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon
Captains Offshore, Ltd., Galleon Technology Offshore, Ltd., Galleon
Communication Offshore, Ltd., Galleon Explorers Offshore, Ltd., and Galleon
Buccaneer's Offshore, Ltd. Raj Rajaratnam, as the managing member of Galleon
Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj
Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls
Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon
Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. may be deemed beneficially owned as a result of the purchase of such shares by Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon
Technology Partners, L.P., Galleon Technology Offshore, Ltd., Galleon Explorers
Partners, L.P., Galleon Explorers Offshore, Ltd., Galleon Communication
Partners, L.P., Galleon Communication Offshore, Ltd., and Galleon Buccaneer's
Offshore, Ltd., as the case may be. Each of Raj Rajaratnam, Galleon Management,
L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein.


------------------------------- ---------------------------------------------- ---------------------------------------------
CUSIP NO. 88343A108                                  13G                       Page      21       of        22     Pages
          ---------                                                                 ------------      ------------
------------------------------- ---------------------------------------------- ---------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

                  Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.  CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


----------------------- ---------- ---------------------------------------------
CUSIP NO. 88343A108        13G     Page      22       of       22      Pages
          ---------                     ------------      ------------
----------------------- ---------- ---------------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                             /s/ Raj Rajaratnam
                             ------------------------------
                             Raj Rajaratnam, for HIMSELF;
                             For GALLEON MANAGEMENT, L.P., as the Managing
                                Member of its General Partner, Galleon
                                Management, L.L.C.;
                             For GALLEON MANAGEMENT, L.L.C., as its Managing
                                Member;
                             For GALLEON ADVISORS, L.L.C., as its Managing
                                Member;
                             For GALLEON CAPTAINS PARTNERS, L.P., as the
                                Managing Member of its General Partner, Galleon Advisors, L.L.C.;
                             For GALLEON CAPTAINS OFFSHORE, LTD., as the
                                Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                             For GALLEON TECHNOLOGY PARTNERS, L.P., as the
                                Managing Member of its General Partner, Galleon Advisors, L.L.C.;
                             For GALLEON TECHNOLOGY OFFSHORE, LTD., as the
                                Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                             For GALLEON EXPLORERS PARTNERS, L.P., as the
                                Managing Member of its General Partner, Galleon Advisors, L.L.C.;
                             For GALLEON EXPLORERS OFFSHORE, LTD., as the
                                Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                             For GALLEON COMMUNICATION PARTNERS, L.P., as the
                                Managing Member of its General Partner, Galleon Advisors, L.L.C.;
                             For GALLEON COMMUNICATION OFFSHORE, LTD., as the
                                Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                             For GALLEON BUCCANEER'S OFFSHORE, LTD., as the
                                Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.



Dated:  November 18, 2004

                                    EXHIBIT 1
                                    ---------

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


                             /s/ Raj Rajaratnam
                             -----------------------------
                             Raj Rajaratnam, for HIMSELF;
                             For GALLEON MANAGEMENT, L.P., as the Managing
                                Member of its General Partner, Galleon
                                Management, L.L.C.;
                             For GALLEON MANAGEMENT, L.L.C., as its Managing
                                Member;
                             For GALLEON ADVISORS, L.L.C., as its Managing
                                Member;
                             For GALLEON CAPTAINS PARTNERS, L.P., as the
                                Managing Member of its General Partner, Galleon Advisors, L.L.C.;
                             For GALLEON CAPTAINS OFFSHORE, LTD., as the
                                Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                             For GALLEON TECHNOLOGY PARTNERS, L.P., as the
                                Managing Member of its General Partner, Galleon Advisors, L.L.C.;
                             For GALLEON TECHNOLOGY OFFSHORE, LTD., as the
                                Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                             For GALLEON EXPLORERS PARTNERS, L.P., as the
                                Managing Member of its General Partner, Galleon Advisors, L.L.C.;
                             For GALLEON EXPLORERS OFFSHORE, LTD., as the
                                Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                             For GALLEON COMMUNICATION PARTNERS, L.P., as the
                                Managing Member of its General Partner, Galleon Advisors, L.L.C.;
                             For GALLEON COMMUNICATION OFFSHORE, LTD., as the
                                Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                             For GALLEON BUCCANEER'S OFFSHORE, LTD., as the
                                Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.



Dated:  November 18, 2004